Exhibit 99.1

For Immediate Release

Crown Media Holdings Reaches Settlement Agreement with

National Interfaith Cable Coalition

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STUDIO cITY, CA - January 3, 2008 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel, today announced that it has reached an agreement with the National Interfaith Cable Coalition (NICC) to settle outstanding claims relating to NICC's equity interest in Crown Media and a now-expired program production and broadcast deal. Under the settlement, Hallmark Channel will continue to broadcast a Sunday morning block of Faith & Values programming and NICC will relinquish its right to compel Crown Media to purchase more than 4 million shares of the Company's common stock which NICC currently holds.

As a result, beginning January 1, 2008 Hallmark Channel will regain control of five hours of daily programming each week formerly occupied by the Faith & Values program "New Morning" (7-8 a.m., Monday-Friday). In addition, the Sunday morning block of Faith & Values programming, which will be provided by NICC, has been reduced to two hours from the current six hours.

NICC held an option to cause Crown Media to purchase its 4.3 million shares of Crown Media common stock, but under the settlement has agreed to relinquish this right as well as its seat on the Crown Media Board of Directors. An 8-K describing the settlement agreement will be filed later today.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. to 84 million subscribers. The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country. Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation's leading network in providing quality family programming. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, and will be launching Hallmark Movie Channel HD in first quarter 2008. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

For additional information, please contact:

Mindy Tucker Nancy Carr

IR Focus Hallmark Channel

914.725.8128 818.755.2643

mindy@irfocusllc.com nancycarr@hallmarkchannel.com